Exhibit No. 28(i)

Dorsey & Whitney LLP

Allianz Variable Insurance Products Trust 5701 Golden Hills Drive Minneapolis, MN 55416

Dear Sir/Madam:

Reference is made to Post-Effective Amendment Number 49 to the Registration Statement on Form N-1A (file No. 333-83423) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the Allianz Variable Insurance Products Trust (the “Trust”) of an indefinite number of shares of beneficial interest of the AZL® DFA Emerging Markets Core Equity Fund, AZL® DFA International Core Equity Fund, AZL® DFA U.S. Small Cap Fund, AZL® DFA U.S. Core Equity Fund, and the AZL® DFA Five-Year Global Fixed Income Fund, each of which is a series of the Trust (collectively the “Funds”), which are covered by said Registration Statement.

We are familiar with the proceedings to date with respect to the proposed sale by the Trust and the Funds, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

We are of the opinion that:

(a)           the Trust is a legally organized statutory trust under Delaware law; and

(b)
the shares of beneficial interest to be sold by the five (5) Funds will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement.

We consent to the reference to this firm under the caption “Management of the Trust – Legal Counsel” in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Dated:                        April 14, 2015
Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

MJR

4835-0175-0819\1